Exhibit 99.1

Old Point Releases Third Quarter 2023 Results

Hampton, VA, October 26, 2023 (PRNewswire) – Old Point Financial Corporation (the Company or Old Point) (NASDAQ "OPOF") reported net income of $1.4 million and earnings per diluted common share of $0.27 for the third quarter of 2023 compared to net income of $2.5 million and earnings per diluted common share of $0.51 for the third quarter of 2022.  Net income for the nine months ended September 30, 2023 and 2022 was $6.2 million, or $1.24 earnings per diluted common share, and $6.5 million, or $1.27 earnings per diluted common share, respectively.

Robert Shuford, Jr., Chairman, President and CEO of the Company and Old Point National Bank (the Bank) commented, “Old Point delivered strong third quarter operating results despite the challenges facing the banking industry. While we have seen significant loan growth at higher yields, the rise in deposit rates have caused overall funding costs to increase more than yields on interest earning assets during the first nine months of 2023. While earnings remain under pressure in the short term, our asset quality, capital levels, and liquidity remain strong, providing a solid foundation for the execution of our strategic initiatives. Additionally, we believe our stable deposit base remains a strength of our Company that will continue to position us well for the future.”

Highlights of the third quarter are as follows:

•	Total assets were $1.4 billion at September 30, 2023, growing $91.7 million or 6.8% from December 31, 2022.

•	Net loans held for investment grew $54.3 million, or 5.3%, from December 31, 2022 and $125.7 million, or 13.3% from September 30, 2022.

•	Total deposits increased $81.6 million, or 7.1%, from December 31, 2022 and $55.3 million, or 4.7% from September 30, 2022.

•	Nonperforming assets were $2.7 million at September 30, 2023, down from $4.7 million at September 30, 2022.

•
Average earning assets of $1.4 and $1.3 billion for the quarter and nine months ended September 30, 2023 grew $135.7 million, or 11.1%, and $90.5 million, or 7.3%, compared to the prior year comparative periods, respectively.

•
Average interest-bearing liabilities were $984.3 million for the quarter ended September 30, 2023, up $208.4 million or 26.9%, compared to the prior year comparative period. For the nine months ended September 30, 2023 and 2022, average interest-bearing liabilities were $925.1 million and $786.6 million, respectively.

•
Net interest margin (NIM) was 3.33% in the third quarter of 2023, compared to 3.67% in the second quarter of 2023 and 3.75% in the third quarter of 2022.  NIM on a fully tax-equivalent basis (FTE) (non-GAAP) was 3.35% in the third quarter of 2023, 3.69% in the linked quarter and 3.78% in the third quarter of 2022.

•
Net interest income for the third quarter of 2023, decreased $145 thousand, or 1.3% compared to the third quarter of 2022, and decreased $673 thousand, or 5.6%, compared to the second quarter of 2023. For the nine months ended September 30, 2023 and 2022, net interest income was $36.3 million and $31.5 million, respectively.

•	Liquidity as of September 30, 2023, defined as cash and due from banks, unpledged securities, and available secured borrowing capacity, totaled $407.6 million, representing 28.2% of total assets.

For more information about financial measures that are not calculated in accordance with GAAP, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures” below.

Balance Sheet and Asset Quality
Total assets of $1.4 billion as of September 30, 2023 increased by $91.7 million from December 31, 2022. Net loans held for investment increased $54.3 million, or 5.3% from December 31, 2022 to $1.1 billion at September 30, 2023, driven by diversified loan growth in the following segments: construction and land development of $16.2 million, residential real estate of $21.0 million, commercial real estate of $11.9 million, and consumer loans of $5.7 million. Securities available-for-sale, at fair value, decreased $24.9 million from December 31, 2022 to $200.6 million at September 30, 2023 due primarily to the rise in interest rates.

Total deposits of $1.2 billion as of September 30, 2023 increased $81.6 million, or 7.1%, from December 31, 2022. Noninterest-bearing deposits decreased $70.3 million, or 16.8%, savings deposits increased $35.3 million, or 6.0%, and time deposits increased $116.6 million, or 76.2%, driven by depositors seeking increased yields. Decreases in overnight repurchase agreements and federal funds purchased were offset by an increase in short-term Federal Home Loan Bank advances, resulting in a net increase of $8.3 million to $70.8 million at September 30, 2023 from $62.5 million at December 31, 2022, as the Company used additional borrowings to help fund loan growth during the first nine months of 2023.

The Company’s total stockholders’ equity at September 30, 2023 increased $792 thousand, or 0.8%, from December 31, 2022 to $99.5 million. The increase was primarily related to current year earnings, partially offset by unrealized losses in the market value of securities available-for-sale, which are recorded as a component of accumulated other comprehensive loss and by the adoption of CECL. The unrealized loss in market value of securities available-for-sale was a result of rising market interest rates rather than credit quality issues.  The Company does not expect these unrealized losses to affect the earnings or regulatory capital of the Company or its subsidiaries. The Bank remains well capitalized with a Tier 1 Capital ratio of 11.28% at September 30, 2023 as compared to 10.82% at December 31, 2022. The Bank’s leverage ratio was 9.46% at September 30, 2023 as compared to 9.43% at December 31, 2022.

Non-performing assets (NPAs) totaled $2.7 million as of September 30, 2023 compared to $4.7 million as of September 30, 2022 and $1.4 million at June 30, 2023. NPAs as a percentage of total assets was 0.19% at September 30, 2023, compared to 0.36% at September 30, 2022 and 0.10% at June 30, 2023. Non-accrual loans were $1.9 million at September 30, 2023, a decrease from $4.4 million at September 30, 2022 and an increase from $235 thousand at June 30, 2023. The decrease in non-accrual loans from the prior year comparative quarter was related to the resolution of one large commercial relationship. Loans past due 90 days or more and still accruing interest decreased from the linked quarter by $411 thousand and increased $467 thousand since September 30, 2022. The increase over the prior year comparative quarter is due primarily to two residential mortgage credits which are in the process of foreclosure.

The Company recognized a provision for credit losses of $505 thousand during the third quarter of 2023 compared to $361 thousand during the second quarter of 2023 and $402 thousand during the third quarter of 2022. The provision for credit losses for the third quarter of 2023 reflected a provision of $478 thousand for loans and a provision for unfunded commitments of $27 thousand. The allowance for credit losses (ACL) at September 30, 2023 was $12.1 million and included an allowance for credit losses on loans of $11.8 million and a reserve for unfunded commitments of $293 thousand. The allowance for credit losses on loans as a percentage of loans held for investment was 1.09% at September 30, 2023, compared to 1.06% at June 30, 2023 and 1.04% at September 30, 2022. Quarterly annualized net charge-offs as a percentage of average loans outstanding was 0.10% for the third quarter of 2023, compared to 0.08% for the second quarter of 2023 and 0.16% for the third quarter of 2022. At September 30, 2023, asset quality remains very strong with no significant changes in the overall credit quality of the loan portfolio.  Management believes the level of the allowance for credit losses is sufficient to absorb expected losses in the loan portfolio; however, if elevated levels of risk are identified, provision for credit losses may increase in future periods.

Net Interest Income
Net interest income for the third quarter of 2023 was $11.4 million, a decrease of $673 thousand, or 5.6%, from the prior quarter and a decrease of $145 thousand, or 1.3%, from the third quarter of 2022. The decrease from the linked quarter and prior-year comparative quarter is due primarily to higher average interest-bearing liabilities at higher average rates partially offset by higher average earning asset balances at higher average yields. For the nine months ended September 30, 2023 and 2022, net interest income was $36.3 million and $31.5 million, respectively. The increase from the prior-year comparative period was due to higher average earning assets at higher average earning yields, partially offset by higher average-interest bearing liabilities at higher average rates.

Net interest margin (NIM) for the third quarter of 2023 was 3.33%, a decrease from 3.67% for the linked quarter and 3.75% for the prior year quarter. On a fully tax-equivalent basis (FTE) (non-GAAP), NIM was 3.35%, compared to 3.69% for the second quarter of 2023 and 3.78% for the third quarter of 2022.  Average earning asset balances for the third quarter increased $135.7 million period-over-period with yields on average earning assets increasing 99 basis points due to deployment of liquidity into higher earning assets and the effects of the rising interest rate environment.  Average loans increased $148.1 million, or 15.8%, and $183.9 million, or 20.6%, for the third quarter and first nine months of 2023, respectively, compared to the same periods of 2022.  Average loan yields were higher for the third quarter and first nine months of 2023 compared to the same periods of 2022 due primarily to the effects of rising interest rates. Average yields on loans and investment securities were 78 basis points and 107 basis points higher in the third quarter of 2023 when compared to the same period in 2022 due primarily to the effects of rising interest rates. Average interest-bearing liabilities increased $208.4 million for the third quarter of 2023 compared to the same period of 2022, with costs increasing 191 basis points.  The higher interest cost on liabilities was due to a shift towards money market and time deposits in addition to higher interest rates on those deposits as well as additional borrowing costs associated with federal funds purchased and short term FHLB advances during the first nine months of 2023 to help fund loan growth. During the first nine months of 2023, average earning assets and average interest-bearing liabilities increased $90.5 million and $138.5 million, over the 2022 comparative period, respectively.

Beginning in 2022 and continuing in 2023, market interest rates have increased significantly, and while the Company expects asset yields to continue to rise, the cost of funds is expected to continue to rise as well. The extent to which rising interest rates will ultimately affect the Company’s NIM remains uncertain. For more information about these FTE financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Noninterest Income
Total noninterest income was $3.5 million for the third quarter of 2023 as well as the second quarter of 2023, compared to $3.4 million for the third quarter of 2022. Increases during the third quarter in other service charges, commissions, and fees, mortgage banking income, and bank-owned life insurance income were largely offset by decreases in fiduciary and asset management fees, and service charges on deposit accounts resulting in a slight increase compared to the linked quarter. The increase over the prior year quarter was primarily driven by increases in fiduciary and asset management fees, bank-owned life insurance income, and mortgage banking income partially offset by decreases in service charges on deposit accounts and other service charges, commissions, and fees. Noninterest income for the nine months ended September 30, 2023, stayed flat at $10.4 million compared to the nine months ended September 30, 2022. Gains on sales of fixed assets of $200 thousand and net losses on sales of available-for-sale securities and repossessed assets of $134 thousand and $69 thousand, respectively, were recognized during the second and third quarter of 2023 which impacted the quarterly and year-to-date comparatives and are not expected to be repeated.

Noninterest Expense
Noninterest expense totaled $12.9 million for the third quarter of 2023 compared to $13.1 million for the second quarter of 2023 and $11.6 million for the third quarter of 2022. The decrease from the linked quarter of $265 thousand was primarily due to decreases in salaries and employee benefits and professional services partially offset by increases in customer development. The increase over the prior year quarter was primarily driven by increased salaries and employee benefit expense, occupancy and equipment, and data processing.  The increase in salaries and employee benefits was primarily driven by the addition of revenue producing officers, a return to normalized position vacancy levels, incentive compensation expense, and lower deferred loan costs. The Company completed negotiations with a major vendor relationship during the fourth quarter of 2022 which began reducing certain existing cost structures during the first nine months of 2023 and will provide an opportunity for operational leverage for future growth at fixed cost levels. Several other major vendor contracts and relationships continue to be assessed and negotiated as a key component of efforts to reduce noninterest expense levels while improving operational efficiency. For the nine months ended September 30, 2023, noninterest expense increased $4.8 million, or 14.5% over the nine months ended September 30, 2022, primarily due to increases in salaries and employee benefits, data processing, ATM and other losses, and other operating expenses.

Capital Management and Dividends
For the third quarter of 2023, the Company declared dividends of $0.14 per share, an increase of 7.7% over dividends of $0.13 per share declared in the third quarter of 2022. The dividend represents a payout ratio of 51.8% of earnings per share for the third quarter of 2023 and 33.8% cumulatively through the first nine months of 2023. The Board of Directors of the Company continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total equity increased $792 thousand at September 30, 2023, compared to December 31, 2022, due primarily to $6.2 million of net income for the year partially offset by unrealized losses in the market value of securities available-for-sale, which are recognized as a component of accumulated other comprehensive loss, dividends, and by the adoption of CECL. The Company’s securities available-for-sale are fixed income debt securities, and their unrealized loss position is a result of increases in market interest rates rather than credit quality issues. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest and unrealized losses are not expected to affect the earnings or regulatory capital of the Company or its subsidiaries.

At September 30, 2023, the book value per share of the Company’s common stock was $19.75, and tangible book value per share (non-GAAP) was $19.39. For more information about non-GAAP financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Non-GAAP Financial Measures
In reporting the results as of and for the quarter and nine months ended September 30, 2023, the Company has provided supplemental financial measures on a fully tax-equivalent, tangible or adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and enhance comparability of results of operations with prior periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.  A reconciliation of the non-GAAP financial measures used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotation, which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information available to, management, as of the time such statements are made. These statements are inherently uncertain, and there can be no assurance that the underlying beliefs, estimates, or assumptions will prove to be accurate. Actual results, performance, achievements, or trends could differ materially from historical results or those anticipated by such statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Forward-looking statements in this release may include, without limitation: statements regarding strategic business initiatives, including vendor review initiatives and new vendor relationships, and the future financial impact of those initiatives; future financial performance; future financial and economic conditions, industry conditions, and loan demand; impacts of economic uncertainties; performance of the investment and loan portfolios; revenue generation, efficiency initiatives and expense controls; deposit growth; levels and sources of liquidity; future levels of the allowance for loan losses, charge-offs or net recoveries; levels of or changes in interest rates; and statements that include other projections, predictions, expectations, or beliefs about future events or results, or otherwise are not statements of historical fact.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in or the effects of: interest rates and yields and their impacts on macroeconomic conditions, customer and client behavior, Old Point’s funding costs and Old Point’s loan and securities portfolios; inflation and its impacts on economic growth and customer and client behavior; general economic and business conditions in the United States generally and particularly in the Company’s service area, including higher inflation, slowdowns in economic growth, an increase in unemployment levels, and the impacts on customer and client behavior; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the current administration; conditions in the banking industry and the financial condition and capital adequacy of other participants in the banking industry, and market, supervisory and regulatory reactions thereto; the quality or the composition of the loan or securities portfolios and changes therein; effectiveness of expense control initiatives; an insufficient ACL; potential claims, damages and fines related to litigation or government actions; demand for loan products; future levels of government defense spending, particularly in the Company’s service area; uncertainty over future federal spending or budget priorities, particularly in connection with the Department of Defense, on the Company’s service area; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, geopolitical conflicts (such as the ongoing conflict between Russia and Ukraine) or public health events (such as the COVID-19 pandemic), and governmental and societal responses to the foregoing, on, among other things, the Company’s operations, liquidity, and credit quality; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. government's guarantee of repayment of small business loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; the Company’s ability to compete in the market for financial services and increased competition from fintech companies; demand for financial services in Old Point's service area; technological risks and developments; implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or other service providers; cyber threats, attacks and events; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; changes in accounting principles, standards, policies guidelines, and interpretations, and the related impact on the Company’s financial statements; changes in management; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2022, which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date they are made.

The Company does not intend or assume any obligation to update, revise or clarify any forward-looking statements that may be made from time to time or on behalf of the Company, whether as a result of new information, future events or otherwise.

Information about Old Point Financial Corporation
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Wealth Management, which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Wealth Management is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	September 30,	December 31,
(dollars in thousands, except share data)	2023	2022
	(unaudited)
Assets

Cash and due from banks	$14,501	$15,670
Interest-bearing due from banks	62,508	3,580
Federal funds sold	632	-
Cash and cash equivalents	77,641	19,250
Securities available-for-sale, at fair value	200,617	225,518
Restricted securities, at cost	5,176	3,434
Loans held for sale	292	421
Loans, net	1,070,834	1,016,559
Premises and equipment, net	30,262	31,008
Premises and equipment, held for sale	344	987
Bank-owned life insurance	34,826	34,049
Goodwill	1,650	1,650
Core deposit intangible, net	198	231
Other assets	25,223	22,228
Total assets	$1,447,063	$1,355,335

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$348,316	$418,582
Savings deposits	619,799	584,527
Time deposits	269,493	152,910
Total deposits	1,237,608	1,156,019
Overnight repurchase agreements	1,323	4,987
Federal funds purchased	-	11,378
Federal Home Loan Bank advances	69,450	46,100
Long term borrowings	29,636	29,538
Accrued expenses and other liabilities	9,520	8,579
Total liabilities	1,347,537	1,256,601

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,038,066 and 4,999,083 shares outstanding (includes 54,593 and 46,989 of nonvested restricted stock, respectively)	24,917	24,761
Additional paid-in capital	16,957	16,593
Retained earnings	81,292	78,147
Accumulated other comprehensive loss, net	(23,640)	(20,767)
Total stockholders' equity	99,526	98,734
Total liabilities and stockholders' equity	$1,447,063	$1,355,335

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)	Three Months Ended			Nine Months Ended
(dollars in thousands, except per share data)	Sep. 30, 2023	Jun. 30, 2023	Sep. 30, 2022	Sep. 30, 2023	Sep. 30, 2022

Interest and Dividend Income:
Loans, including fees	$14,311	$14,185	$10,506	$41,537	$29,173
Due from banks	838	93	252	995	533
Federal funds sold	9	9	11	24	18
Securities:
Taxable	1,788	1,772	1,297	5,324	3,409
Tax-exempt	159	209	272	580	732
Dividends and interest on all other securities	84	79	30	229	58
Total interest and dividend income	17,189	16,347	12,368	48,689	33,923

Interest Expense:
Checking and savings deposits	2,060	1,569	147	4,483	471
Time deposits	2,456	1,419	312	4,412	993
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	-	2	43	39	45
Federal Home Loan Bank advances	952	963	-	2,532	-
Long term borrowings	295	295	295	885	885
Total interest expense	5,763	4,248	797	12,351	2,394
Net interest income	11,426	12,099	11,571	36,338	31,529
Provision for credit losses	505	361	402	1,242	1,073
Net interest income after provision for credit losses	10,921	11,738	11,169	35,096	30,456

Noninterest Income:
Fiduciary and asset management fees	1,012	1,154	953	3,282	3,086
Service charges on deposit accounts	751	793	795	2,297	2,278
Other service charges, commissions and fees	1,119	1,027	1,143	3,255	3,339
Bank-owned life insurance income	263	259	227	776	653
Mortgage banking income	144	112	86	351	419
Gain (loss) on sale of available-for-sale securities, net	30	(164)	-	(134)	-
(Loss) on sale of repossessed assets	-	(69)	-	(69)	-
Gain on sale of fixed assets	-	200	-	200	-
Other operating income	163	165	161	422	605
Total noninterest income	3,482	3,477	3,365	10,380	10,380

Noninterest Expense:
Salaries and employee benefits	7,830	8,043	6,821	23,236	19,854
Occupancy and equipment	1,241	1,255	1,184	3,691	3,488
Data processing	1,300	1,264	1,206	3,743	3,447
Customer development	159	101	136	373	298
Professional services	636	756	647	2,065	1,915
Employee professional development	257	289	230	780	769
Other taxes	251	234	212	698	637
ATM and other losses	154	154	112	563	226
Other operating expenses	1,053	1,051	1,017	3,047	2,734
Total noninterest expense	12,881	13,147	11,565	38,196	33,368
Income before income taxes	1,522	2,068	2,969	7,280	7,468
Income tax expense	160	266	427	1,033	1,003
Net income	$1,362	$1,802	$2,542	$6,247	$6,465

Basic Earnings per Common Share:
Weighted average shares outstanding	5,037,558	5,023,305	5,015,712	5,020,269	5,095,716
Net income per share of common stock	$0.27	$0.36	$0.51	$1.24	$1.27

Diluted Earnings per Common Share:
Weighted average shares outstanding	5,037,662	5,023,603	5,015,712	5,020,447	5,095,768
Net income per share of common stock	$0.27	$0.36	$0.51	$1.24	$1.27

Cash Dividends Declared per Share:	$0.14	$0.14	$0.13	$0.42	$0.39

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarters ended September 30,
(unaudited)	2023			2022
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$1,086,180	$14,311	5.23%	$938,110	$10,516	4.45%
Investment securities:
Taxable	176,445	1,788	4.02%	190,728	1,297	2.70%
Tax-exempt*	30,128	201	2.64%	46,046	345	2.97%
Total investment securities	206,573	1,989	3.82%	236,774	1,642	2.75%
Interest-bearing due from banks	61,446	839	5.41%	45,250	252	2.21%
Federal funds sold	714	9	5.16%	2,201	11	2.05%
Other investments	4,808	83	6.84%	1,650	30	6.92%
Total earning assets	1,359,721	$17,231	5.03%	1,223,985	$12,451	4.04%
Allowance for credit losses	(11,912)			(10,015)
Other non-earning assets	105,130			99,676
Total assets	$1,452,939			$1,313,646

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$91,139	$4	0.01%	$79,620	$3	0.01%
Money market deposit accounts	430,236	2,049	1.89%	375,555	135	0.14%
Savings accounts	98,758	8	0.03%	123,604	9	0.03%
Time deposits	263,167	2,455	3.70%	155,989	312	0.79%
Total time and savings deposits	883,300	4,516	2.03%	734,768	459	0.25%
Federal funds purchased, repurchase agreements and other borrowings	1,972	0	0.05%	11,667	43	1.46%
Federal Home Loan Bank advances	69,450	952	5.36%	-	-	0.00%
Long term borrowings	29,619	295	3.90%	29,485	295	3.92%
Total interest-bearing liabilities	984,341	5,763	2.32%	775,920	797	0.41%
Demand deposits	356,752			429,928
Other liabilities	8,996			5,500
Stockholders' equity	102,850			102,298
Total liabilities and stockholders' equity	$1,452,939			$1,313,646
Net interest margin*		$11,468	3.35%		$11,654	3.78%

*	Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $42 thousand and $83 thousand for September 30, 2023 and 2022, respectively.
**	Annualized

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the nine months ended September 30,
(unaudited)	2023			2022
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$1,077,038	$41,539	5.16%	$893,133	$29,206	4.37%
Investment securities:
Taxable	181,969	5,324	3.91%	196,475	3,409	2.32%
Tax-exempt*	35,365	734	2.77%	42,208	927	2.94%
Total investment securities	217,334	6,058	3.73%	238,683	4,336	2.43%
Interest-bearing due from banks	25,385	995	5.24%	97,642	533	0.73%
Federal funds sold	670	24	4.79%	3,514	18	0.70%
Other investments	4,420	229	6.91%	1,396	58	5.47%
Total earning assets	1,324,847	$48,845	4.93%	1,234,368	$34,151	3.70%
Allowance for credit losses	(11,663)			(9,861)
Other nonearning assets	105,462			96,897
Total assets	$1,418,646			$1,321,404

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$80,672	$9	0.02%	$75,641	$8	0.01%
Money market deposit accounts	432,224	4,450	1.38%	385,929	433	0.15%
Savings accounts	106,537	24	0.03%	126,965	30	0.03%
Time deposits	204,647	4,412	2.88%	161,885	993	0.82%
Total time and savings deposits	824,080	8,895	1.44%	750,420	1,464	0.26%
Federal funds purchased, repurchase
agreements and other borrowings	4,941	39	1.07%	6,753	45	0.88%
Federal Home Loan Bank advances	66,505	2,532	5.09%	-	-	0.00%
Long term borrowings	29,585	885	4.00%	29,453	885	4.02%
Total interest-bearing liabilities	925,111	12,351	1.79%	786,626	2,394	0.41%
Demand deposits	382,908			420,527
Other liabilities	8,492			5,649
Stockholders' equity	102,135			108,602
Total liabilities and stockholders' equity	$1,418,646			$1,321,404
Net interest margin*		$36,494	3.68%		$31,757	3.44%

*	Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $156 thousand and $228 thousand for September 30, 2023 and 2022, respectively.
**	Annualized

Old Point Financial Corporation and Subsidiaries	As of or for the quarters ended,			For the nine months ended,
Selected Ratios (unaudited)	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands, except per share data)	2023	2023	2022	2023	2022

Earnings per common share, diluted	$0.27	$0.36	$0.51	$1.24	$1.27
Return on average assets (ROA)	0.37%	0.51%	0.77%	0.59%	0.65%
Return on average equity (ROE)	5.25%	7.01%	9.86%	8.18%	7.96%
Net Interest Margin (FTE) (non-GAAP)	3.35%	3.69%	3.78%	3.68%	3.44%
Efficiency ratio	86.40%	84.41%	77.43%	81.76%	79.62%
Efficiency ratio (FTE) (non-GAAP)	86.16%	84.10%	77.01%	81.49%	79.19%
Book value per share	19.75	20.36	18.71
Tangible Book Value per share (non-GAAP)	19.39	19.99	18.34
Non-performing assets (NPAs) / total assets	0.19%	0.10%	0.36%
Annualized Net Charge-Offs / average total loans	0.09%	0.08%	0.16%
Allowance for credit losses on loans / total loans	1.09%	1.06%	1.04%
Allowance for credit losses / total loans	1.12%	1.09%	1.04%

Non-Performing Assets (NPAs)
Nonaccrual loans	$1,918	$235	$4,375
Loans > 90 days past due, but still accruing interest	797	1,208	330
Other real estate owned	-	-	-
Total non-performing assets	$2,715	$1,443	$4,705

Other Selected Numbers
Loans, net	$1,070,834	$1,082,965	$945,132
Deposits	1,237,608	1,228,715	1,182,308
Stockholders' equity	99,526	102,542	93,512
Total assets	1,447,063	1,443,059	1,317,006
Loans charged off during the quarter, net of recoveries	237	210	365
Quarterly average loans	1,086,180	1,088,723	938,110
Quarterly average assets	1,452,939	1,417,892	1,313,646
Quarterly average earning assets	1,359,721	1,322,886	1,223,985
Quarterly average deposits	1,240,052	1,194,893	1,164,696
Quarterly average equity	102,850	103,075	102,298

Old Point Financial Corporation and Subsidiaries
Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	Sep. 30, 2023	Jun. 30, 2023	Sep. 30, 2022	Sep. 30, 2023	Sep. 30, 2022

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$11,426	$12,099	$11,571	$36,338	$31,529
FTE adjustment	42	56	83	156	228
Net interest income (FTE) (non-GAAP)	$11,468	$12,155	$11,654	$36,494	$31,757
Noninterest income (GAAP)	3,482	3,477	3,365	10,380	10,380
Total revenue (FTE) (non-GAAP)	$14,950	$15,632	$15,019	$46,874	$42,137
Noninterest expense (GAAP)	12,881	13,147	11,565	38,196	33,368

Average earning assets	$1,359,721	$1,322,886	$1,223,985	$1,324,847	$1,234,368
Net interest margin	3.33%	3.67%	3.75%	3.67%	3.42%
Net interest margin (FTE) (non-GAAP)	3.35%	3.69%	3.78%	3.68%	3.44%

Efficiency ratio	86.40%	84.41%	77.43%	81.76%	79.62%
Efficiency ratio (FTE) (non-GAAP)	86.16%	84.10%	77.01%	81.49%	79.19%

Tangible Book Value Per Share
Total Stockholders Equity (GAAP)	$99,526	$102,542	$93,512
Less goodwill	1,650	1,650	1,650
Less core deposit intangible, net	198	209	242
Tangible Stockholders Equity (non-GAAP)	$97,678	$100,683	$91,620

Shares issued and outstanding	5,038,066	5,037,275	4,996,728

Book value per share	$19.75	$20.36	$18.71
Tangible book value per share (non-GAAP)	$19.39	$19.99	$18.34